Exhibit 99.1
For Immediate Release:
ITC Holdings Corp. Reports First Quarter 2006 Results
NOVI, Mich., May 3, 2006 — ITC Holdings Corp. (NYSE: ITC) today announced net income for the first quarter ended March 31, 2006 of $2.7 million or $0.08 per share on a diluted basis, compared with net income of $7.9 million, or $0.25 per share on a diluted basis for the first quarter of 2005.
“ITC Holdings Corp. is off to a great start for 2006,” said Joseph L. Welch, president and CEO of ITC Holdings Corp. “The company has had positive developments in key areas, such as ITCTransmission’s continued use of Attachment O and delivering on our commitment to reliability through continued capital investments. Also, first quarter financial results are in line with our expectations. As discussed during our March 16, 2006 earnings call, point-to-point revenues in 2006 are expected to be $8 to 12 million less than last year primarily we believe because of improved efficiency in the power markets first introduced by MISO in 2005. As a result of ITCTransmission’s formula rate mechanism, this revenue reduction will be adjusted for in following years’ rates.”
Based on a detailed review of the issue by outside counsel, ITC announced it has determined that ITCTransmission’s Attachment O ratemaking methodology has no set expiration date, and remains in effect unless and until a different methodology is approved by the Federal Energy Regulatory Commission (FERC). This determination is consistent with the company’s recent conversations on the issue with senior staff at the FERC and the Midwest Independent Transmission System Operator (MISO). Previously the company had disclosed that Attachment O was approved only through January 31, 2008, subject to further extension that must be approved by the FERC.
During the first quarter of 2006, ITCTransmission invested $34.8 million in infrastructure improvements and upgrades to its transmission system. ITCTransmission expects to invest at least $135 million in capital additions in 2006, an increase of $10 million over the previous estimate.
Other significant events in the first quarter of 2006 include:
•	Moody’s Investor Services upgraded ITCTransmission’s first mortgage bonds to A3 from Baa1 on March 22, 2006; and

•	ITCTransmission issued $100 million of 6.125% First Mortgage Bonds, Series C, due March 31, 2036.
Operating revenues of $39.1 million for the first quarter 2006 decreased by $3.4 million over the same period in 2005, mainly due to lower point-to-point revenues. This anticipated drop in point-to-point revenues is related to the elimination of transitional rate schedules from the MISO tariff and, we believe, to improved efficiency in the power markets first introduced by MISO in 2005. Under Attachment O, lower point-to-point revenues this year are expected to result in a smaller deduction from ITCTransmission’s revenue requirement used to set future transmission rates.
General and administrative (G&A) expenses of $7.5 million were $2.2 million higher than the same period in 2005. G&A expenses increased due to higher compensation and benefits expense of $1.3 million primarily resulting from personnel additions for corporate and other functions needed to support our increased level of capital and maintenance activities. Those costs associated with ITCTransmission’s delivery of services to customers are recoverable through transmission rates derived using the Company’s 2006 data.

ITCTransmission is a public utility regulated by the FERC and operates under an approved annual rate setting mechanism known as “Attachment O.” Attachment O enables the Company to generate predictable revenues. Variability in such items as weather or operating costs can change earnings in any period compared to the prior year, but these variations are not expected to materially impact ITCTransmission over the longer term because Attachment O adjusts for these effects in subsequent rate setting periods.
ITCTransmission is focused on best in class operations, maintenance, improving reliability and reducing congestion to lower the overall cost of delivered energy to end-use consumers.
ITC Holdings Corp. will conduct a conference call to discuss first quarter earnings results at 11:00 a.m. EST Thursday, May 4. Joseph L. Welch, president and CEO, will provide a business overview for the year and Edward M. Rahill, senior vice president and CFO, will provide a financial update of the first quarter of 2006. Individuals wishing to participate in the conference call may dial toll-free (800) 289-0473 (domestic) or (913) 981-5527 (international); there is no passcode. The conference call replay, available through May 12, can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 5425368. Investors, the news media and the public may listen to a live Internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
More detail about the 2006 first quarter results may be found in ITC Holdings Corp.’s Form 10-Q filing. Once filed with the SEC, an electronic copy of the 10-Q can be found at ITC Holdings Corp.’s website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp.’s wholly owned operating subsidiary, ITCTransmission, is the first independently owned and operated electricity transmission company in the United States. ITCTransmission owns, operates and maintains a fully-regulated, high-voltage system that transmits electricity to local electric distribution facilities from generating stations in Michigan, other Midwestern states and Ontario, Canada. The local distribution facilities connected to the ITCTransmission system serve an area comprised of 13 southeastern Michigan counties, including the Detroit metropolitan area. For more information on ITCTransmission, please visit http://www.itctransco.com. For more information on ITC Holdings Corp., please visit http://www.itc-holdings.com.
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise, unless required by law.
Investor/Analyst contact: Pat Wenzel (248.374.7200, pwenzel@itctransco.com)
Media contact: Lisa Aragon (248.835.9300, laragon@itctransco.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2006	2005

OPERATING REVENUES	$39,069	$42,460

OPERATING EXPENSES

Operation and maintenance	6,657	6,522

General and administrative	7,477	5,286

Depreciation and amortization	8,870	8,018

Taxes other than income taxes	5,346	4,299

Total operating expenses	28,350	24,125

OPERATING INCOME	10,719	18,335

OTHER EXPENSES (INCOME)

Interest expense	7,240	6,854

Allowance for equity funds used in construction	(522)	(580)

Other income	(301)	(305)

Other expense	150	176

Total other expenses (income)	6,567	6,145

INCOME BEFORE INCOME TAXES	4,152	12,190

INCOME TAX PROVISION	1,499	4,320

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	2,653	7,870

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET OF TAX OF $16)	29	—

NET INCOME	$2,682	$7,870

Basic earnings per share	$0.08	$0.26
Diluted earnings per share	$0.08	$0.25

Weighted-average basic shares	32,984,807	30,341,967

Weighted-average diluted shares	33,982,045	31,140,306

Dividends declared per common share	$0.2625	$—

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(in thousands, except share data)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$28,601	$24,591
Accounts receivable	18,145	19,661
Inventory	23,425	19,431
Deferred income taxes	6,717	6,732
Other	2,704	2,188

Total current assets	79,592	72,603

Property, plant and equipment (net of accumulated depreciation and amortization of $419,884 and $414,852, respectively)	631,110	603,609
Other assets
Goodwill	174,256	174,256
Regulatory assets- acquisition adjustment	51,259	52,017
Other regulatory assets	5,637	6,120
Deferred financing fees (net of accumulated amortization of $2,903 and $2,564, respectively)	7,355	5,629
Other	2,970	2,405

Total other assets	241,477	240,427

TOTAL ASSETS	$952,179	$916,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$32,595	$27,618

Accrued payroll	1,566	3,889

Accrued interest	4,774	10,485
Accrued taxes	6,005	7,378
Other	3,446	3,288

Total current liabilities	48,386	52,658
Accrued pension liability	6,187	5,168
Accrued postretirement liability	2,670	2,299
Deferred compensation liability	658	530
Deferred income taxes	22,731	21,334
Regulatory liabilities	46,062	45,644
Asset retirement obligation	4,800	4,725
Deferred payables	3,665	3,665
Long-term debt	558,937	517,315

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 33,272,498 and 33,228,638 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	252,508	251,681
Retained earnings	5,747	11,792
Accumulated other comprehensive loss	(172)	(172)

Total stockholders’ equity	258,083	263,301

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$952,179	$916,639

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three months ended
	March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,682	$7,870
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	8,870	8,018
Amortization of deferred financing fees and discount	372	363
Stock-based compensation expense	583	283
Deferred income taxes	1,412	4,320
Other long-term liabilities	1,518	720
Amortization of regulatory assets	483	483
Allowance for equity funds used in construction	(522)	(580)
Other	(546)	(226)
Changes in current assets and liabilities, exclusive of changes shown separately	(13,727)	(31,063)

Net cash provided by (used in) operating activities	1,125	(9,812)

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(28,709)	(36,112)

Other	—	229

Net cash used in investing activities	(28,709)	(35,883)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	99,890	—
Borrowings under revolving credit facilities	11,700	51,000
Repayments of revolving credit facilities	(70,000)	(14,700)
Dividends paid	(8,731)	—
Debt issuance costs	(1,383)	(671)
Issuance of common stock	118	—
Common stock issuance costs	—	(145)

Net cash provided by financing activities	31,594	35,484

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,010	(10,211)

CASH AND CASH EQUIVALENTS — Beginning of period	24,591	14,074

CASH AND CASH EQUIVALENTS — End of period	$28,601	$3,863